Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Debt Securities of UBS AG	4,000,000	$59,200,000.00	$5,961.44

(1)	The registration fee in respect of the Securities is calculated in accordance with Rule 457(a) of the Securities Act of 1933 based on the proposed maximum offering price of $14.80 per Security.

PROSPECTUS SUPPLEMENT dated October 8, 2015 (To Prospectus dated June 12, 2015)

$100,000,000 ETRACS UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return ETN Series B* due April 5, 2038

The ETRACS UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return ETN Series B due April 5, 2038 (the “Securities”) are senior unsecured debt securities issued by UBS that provide exposure to potential price appreciation in the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return, subject to a fee amount (the “Fee Amount”) of 0.55% per annum, calculated on a daily basis. Investing in the Securities involves significant risks. The Securities do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the Index less the Fee Amount as described herein.

The Securities do not guarantee any return of your initial investment. You may lose some or all of your investment if you invest in the Securities. You will lose some or all of your principal if the Index (calculated as described herein) does not rise by an amount sufficient to offset the cumulative effect of the Fee Amount. Any payment at maturity on the Securities is subject to the creditworthiness of UBS and is not guaranteed by any third party. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities.

See “Risk Factors” beginning on page S-12 for a description of risks related to an investment in the Securities.

The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Series:	Medium-Term Notes, Series B*

Initial Trade Date:	October 8, 2015

Initial Settlement Date:	October 14, 2015

Term:	Approximately 22.5 years, ending on the Maturity Date, subject to the right to require UBS to redeem your Securities on any Redemption Date and the UBS Call Right, each as described below.

Maturity Date:	April 5, 2038

No Interest Payments:	We will not pay you interest during the term of the Securities.

Stated Principal Amount:	$25.00 per Security

Underlying Index:	The return on the Securities is linked to the performance of the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return (the “Index”). The Index is designed to be a diversified benchmark for commodities as an asset class. The Index, which is rebalanced monthly, is comprised of futures contracts on 27 components, representing 24 commodities, with up to five different maturities for each individual commodity. The Index is a “total return” index. The overall return on the Index is generated by two components: (i) uncollateralized returns on the futures contracts comprising the Index and (ii) a daily fixed-income return, which reflects the interest earned on a hypothetical 91-day Treasury Bill portfolio theoretically deposited as margin for hypothetical positions in the futures contracts comprising the Index. The Index was designed by UBS AG (“UBS”) and Bloomberg L.P. (“Bloomberg”) and is calculated by Bloomberg Finance L.P. (the “Index Administrator”), an affiliate of Bloomberg. For a detailed description of the Index, see “The CMCI Total Return Index” beginning on page S-26.

Fee Amount:

The Securities are subject to a Fee Amount which accrues on a daily basis. The initial Fee Amount will be equal to $0.9565 and beginning on and including the Initial Trade Date will increase each subsequent calendar date by an amount equal to: (0.55%/365) x $25.00 x Index Performance Ratio on that day. For the purpose of calculating the Fee Amount, the Index Performance Ratio on any day that is not a Trading Day is the Index Performance Ratio as of the immediately preceding Trading Day.

You will lose some or all of your principal if the Index level declines or does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency in the United States, Switzerland or any other jurisdiction.

UBS Investment Bank	(cover continued on next page)

Prospectus Supplement dated October 8, 2015

*	UBS AG Exchange Traded Access Securities (ETRACS) issued prior to June 14, 2015 are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series A,” and UBS Switzerland AG is a co-obligor of such debt securities. The Securities offered hereby are part of a series of debt securities entitled “Medium Term Notes, Series B,” which do not benefit from the co-obligation of UBS Switzerland AG. The Securities are intended to have the same economic terms as the Series A ETRACS entitled “UBS AG Exchange Traded Access Securities (E-TRACS) Linked to the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return due 2038” (the “Series A CMCI ETRACS”), except for (i) the date of issuance of the Securities, (ii) the lack of the co-obligation of UBS Switzerland AG, (iii) the first day on which UBS may exercise its Call Right and (iv) certain other changes, including the initial Fee Amount, intended to conform the terms of the Securities to the Series A CMCI ETRACS.

Payment at Maturity/Redemption/Call; Redemption Amount:

On the Maturity Date, the Redemption Date, or the Call Settlement Date, as the case may be, you will receive a cash payment (the “Redemption Amount”) per Security in an amount equal to:

($25.00 × Index Performance Ratio) – Fee Amount

For purposes of calculating the Redemption Amount at maturity or upon early redemption, the Index Performance Ratio will be determined as of the corresponding Valuation Date or the Final Valuation Date, as the case may be.

Early Redemption:	You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described under “Specific Terms of the Securities — Redemption Procedures” beginning on page S-41 in order to redeem your Securities.

Redemption Procedures:	To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a redemption notice to UBS by email no later than 12:00 p.m. (New York City time) on the Trading Day on which you elect to exercise your redemption right and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective.

Redemption Dates:	The applicable Redemption Date means the third Trading Day following the applicable Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the applicable Redemption Date will be the next following Trading Day that is also a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date.

UBS Call Right:	On any Trading Day on or after October 17, 2016 through and including the Maturity Date (any such day, the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than five (5) Trading Days prior to the Call Settlement Date specified by UBS in such notice. If UBS elects to redeem the Securities on the Call Settlement Date, the Holder will receive a cash payment equal to the Redemption Amount, which will be calculated on the applicable Valuation Date and paid on the Call Settlement Date.

Index Performance Ratio:	Index Ending Level Index Starting Level

Index Starting Level:	1,436.54, the closing level of the Index measured on April 1, 2008.

Index Ending Level:	The closing level of the Index on the applicable Trading Day.

Calculation Agent:	UBS Securities LLC

Listing:	The Securities have been approved for listing subject to official notice of issuance on NYSE Arca under the symbol “UCIB.” There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Indicative Value:	The term “indicative value” refers to the value at a given time equal to (a) the most recent published level of the Index as reported by Bloomberg divided by the Index Starting Level, multiplied by (b) the Stated Principal Amount, minus (c) the most recent daily calculation of the Fee Amount.

Indicative Value Symbol of the Securities:

The closing indicative value of the Securities and the intraday indicative value of the Securities will be published on each Trading Day under the ticker symbols:

UCIBIV <INDEX> (Bloomberg); ^UCIB-IV (Yahoo! Finance)

Valuation Dates:	The applicable Valuation Date means (i) with respect to an early redemption, the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures and (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date. The “Final Valuation Date” is March 31, 2038.

Trading Day:	Trading Day means a day on which (i) the value of the Index is published by Bloomberg or Reuters Group PLC (“Reuters”), (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts comprising the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

CUSIP Number:	90274D390

ISIN Number:	US90274D3908

On the Initial Trade Date, we sold $37,500,000 aggregate principal amount of Securities (1,500,000 Securities) to UBS Securities LLC at the closing indicative value of the Series A CMCI ETRACS on October 8, 2015, as calculated by the NYSE and published by Bloomberg. After the Initial Trade Date, from time to time we may sell a portion of these Securities and issue and sell additional Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We expect to receive proceeds equal to 100% of the offering price at which the Securities are sold, less any commissions paid to UBS Securities LLC and UBS Financial Services Inc. The Securities may be sold at a price that is higher or lower than the Stated Principal Amount. UBS Securities LLC and UBS Financial Services Inc. may charge normal commissions for the sale of the Securities and may also receive a portion of the Fee Amount in connection with future distributions.

Please see “Supplemental Plan of Distribution” on page S-54 for more information.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC, UBS Financial Services Inc. or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The UBS AG Exchange Traded Access Securities (ETRACS) being offered as described in this prospectus supplement and the accompanying prospectus constitute one offering in a series of offerings of UBS AG ETRACS exchange-traded notes. We are offering, and may continue to offer from time to time, ETRACS linked to different underlying indices and with the same or different terms and conditions, relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of ETRACS in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series B, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may access the accompanying prospectus dated June  12, 2015 at:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm.

We are responsible for the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-7
Risk Factors	S-12
The CMCI Total Return Index	S-26
Valuation of the Securities	S-36
Specific Terms of the Securities	S-39
Use of Proceeds and Hedging	S-47
Material U.S. Federal Income Tax Consequences	S-48
Benefit Plan Investor Considerations	S-52
Supplemental Plan of Distribution	S-54
Conflicts of Interest	S-55
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

i

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities. In addition, we may suspend sales of the Securities for any reason, which could affect the liquidity of the market for the Securities.

This section summarizes the following aspects of the Securities:

- What are the Securities and how do they work?

- How do you redeem your Securities?

- What are some of the risks of the Securities?

- Is this the right investment for you?

- Who calculates and publishes the Index?

- What are the tax consequences?

What are the Securities and how do they work?

The Securities are senior unsecured medium-term notes issued by UBS with a return linked to the performance of the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return (the “Index”). The Securities may provide a cash payment if the Index level at maturity or call, or upon early redemption, as applicable, is sufficiently greater than the Index Starting Level to offset the negative effect of the Fee Amount.

We will not pay you interest during the term of the Securities.

The Underlying Index

The Index is designed to be a diversified benchmark for commodities as an asset class. The Index, which is rebalanced monthly, is comprised of futures contracts on 27 components, representing 24 commodities, with up to five different maturities for each individual commodity. The Index is a “total return” index. The overall return on the Index is generated by two components: (i) uncollateralized returns on the futures contracts comprising the Index and (ii) a daily fixed-income return, which reflects the interest earned on a hypothetical 91-day Treasury Bill portfolio theoretically deposited as margin for hypothetical positions in the futures contracts comprising the Index. The Index was designed by UBS and Bloomberg and is calculated by the Index Administrator. For more information on the Index, see “The CMCI Total Return Index” beginning on page S-26.

Payment at Maturity

The Securities do not guarantee any return of principal at, or prior to, maturity or call, or upon early redemption. Instead, you will receive a cash payment per Security equal to the Redemption Amount, which will be calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, and based on the Index Performance Ratio.

At maturity, you will receive a cash payment equal to (a) the product of (i) $25 and (ii) the Index Performance Ratio, minus (b) the Fee Amount.

The “Index Performance Ratio” will be calculated as follows:

Index Ending Level
Index Starting Level

where the “Index Starting Level” is 1,436.54, the closing level of the Index measured on April 1, 2008, and the “Index Ending Level” will equal the closing level of the Index on the applicable Trading Day.

The Securities are subject to a Fee Amount which accrues on a daily basis. The initial Fee Amount will be equal to $0.9565 and beginning on and including the Initial Trade Date will increase each subsequent calendar date by an amount equal to: (0.55%/365) x $25.00 x Index Performance Ratio on that day. For the purpose of calculating the Fee Amount, the Index Performance Ratio on any day that is not a Trading Day will be the Index Performance Ratio as of the immediately preceding Trading Day. For further information concerning the calculation of the payment at maturity, see “Specific Terms of the Securities — Payment at Maturity or Upon Early Redemption” beginning on page S-39.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity, call or upon early redemption.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level on the Final Valuation Date or the applicable Valuation Date, as the case may be, declines relative to the Index Starting Level or if the Index level does not increase by an amount sufficient to offset the negative effect of the Fee Amount. The Fee Amount will be calculated and accumulated based on a daily Index level and therefore will depend on the daily fluctuations of the Index level.

UBS’s Call Right

On any Trading Day on or after October 17, 2016 through and including the Maturity Date (any such day, the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than five (5) Trading Days prior to the Call Settlement Date specified by UBS in such notice. If UBS elects to redeem the Securities on the Call Settlement Date, the Holder will receive a cash payment equal to the Redemption Amount, which will be calculated on the applicable Valuation Date and paid on the Call Settlement Date. The applicable “Valuation Date” means the third Trading Day prior to the Call Settlement Date. See “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

How do you redeem your Securities?

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

For any early redemption, the applicable “Valuation Date” means the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures. The applicable “Redemption Date” means the third Trading Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day.

Redemption Procedures

To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a redemption notice to UBS by email no later than 12:00 p.m. (New York City time) on the Trading Day on which you elect to exercise your redemption right and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective. For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Securities — Redemption Procedures” beginning on page S-41.

What are some of the risks of the Securities?

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-12.

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You may lose some or all of your investment — The Securities do not guarantee any return on your initial investment and are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index Ending Level is not sufficiently above the Index Starting Level to offset the negative effect of the Fee Amount applicable to your Securities. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Ending Level is therefore unpredictable. Commodity prices may change unpredictably, affecting the prices of the commodities underlying the exchange-traded futures contracts comprising the Index and, consequently, the value of the Securities.

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Market risk — The return on the Securities, which may be positive or negative, is directly linked to the performance of the Index, which is based on a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally.

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Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity, call or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities. Unlike the series of debt securities entitled “Medium-Term Notes, Series A,” the Securities do not benefit from any co-obligation of UBS Switzerland AG.

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Potential over-concentration in particular commodity sectors — The commodities underlying the futures contracts included in the Index are concentrated in a limited number of sectors, particularly energy, agriculture and industrial metals. Investment in the Securities will increase your portfolio’s exposure to fluctuations in the commodity sectors underlying the Index.

➢

A trading market for the Securities may not develop — Although the Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities set forth on the cover of this prospectus supplement. We may issue and sell additional Securities from time to time and we may suspend or cease sales of the Securities at any time, at our discretion.

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Limited performance history — The Redemption Amount is linked to the performance of the Index, which was introduced in January 2007. As a result, the Index has a limited performance history, and the performance is uncertain. In addition, while the Index is intended to represent a benchmark for commodities investments, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the performance of the commodities market.

➢	No interest payments from the Securities — You will not receive any interest payments on the Securities.

➢

No direct exposure to fluctuations in foreign exchange rates — The value of your Securities will not be adjusted to compensate for exchange rate fluctuations between the U.S. dollar and each of the other currencies in which the futures contracts composing the Index are quoted. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in the Redemption Amount.

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Requirements upon early redemption — You must satisfy the requirements described herein for your redemption request to be considered, including the minimum redemption amount of at least 50,000 Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement. In addition, the payment you receive upon early redemption will be reduced by the Fee Amount.

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Your redemption election is irrevocable — You will not know the Redemption Amount at the time you elect to request us to redeem your securities and you will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the applicable Valuation Date.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

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UBS’s Call Right — UBS may elect to redeem all outstanding Securities at any time on or after October 17, 2016, as described under “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-42. If UBS exercises its Call Right, the Redemption Amount may be less than your initial investment in the Securities.

Is this the right investment for you?

The Securities may be a suitable investment for you if:

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢	You believe the level of the Index will increase during the term of the Securities by an amount sufficient to offset the negative effect of the Fee Amount.

➢	You are willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities, in particular.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You are willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right, on or after October 17, 2016.

➢	You do not seek current income from your investment.

➢	You are not seeking an investment for which there will be an active secondary market.

➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

The Securities may not be a suitable investment for you if:

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢	You do not seek an investment with a return linked to the performance of the Index, which will provide exposure to a basket of futures contracts comprised of various commodities.

➢

You believe that the level of the Index will decline during the term of the Securities or the level of the Index will not increase by an amount sufficient to offset the negative effect of the Fee Amount.

➢	You are not willing to be exposed to fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities, in particular.

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You are not willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right, on or after October 17, 2016.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

➢	You seek current income from your investment.

➢	You seek an investment for which there will be an active secondary market.

➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

Who calculates and publishes the Index?

The Index level is calculated and disseminated by the Index Administrator approximately every fifteen seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m., New York City time, and a daily Index level is published between 4:00 p.m. and 6:00 p.m., New York City time, on each Trading Day. Index information, including the Index level, is available from Bloomberg on pages CUBS + GO, CMCN or CMCX and from Reuters on page UBSCMCI. Index information is also available on the Bloomberg website: http://www.bloomberg.com (Select “COMMODITIES” from the drop-down menu entitled “Markets”). For further information on the CMCI, investors can go to http://www.ubs.com/cmci. You can review the historical performance of the Index, based in part on back-testing data, from December 30, 2001 to October 6, 2015, under the section “The CMCI Total Return Index” beginning on page S-26. The historical performance of the Index is not indicative of the future performance of the Index or the level of the Index on the Final Valuation Date or applicable Valuation Date, as the case may be.

What are the tax consequences of owning the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” on page S-48.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid forward contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Material U.S. Federal Income Tax Consequences” on page S-48.

The Internal Revenue Service (“IRS”) released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-48 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding any underwriting discount) from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances if held to maturity. They are purely hypothetical and are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results and are intended solely to demonstrate the effect that daily fluctuations of the hypothetical Index levels over the term of the Securities could have on the Fee Amount as of the applicable Valuation Date (including the Final Valuation Date), and thus on the Redemption Amount payable on your Securities on any Redemption Date or at maturity, assuming other variables remain unchanged.

The information in the tables below is based on hypothetical rates of return on the Securities assuming that they are purchased when initially issued and held to the Maturity Date or the applicable Redemption Date, as the case may be. If you sell your Securities in the secondary market prior to the Maturity Date, your return will depend on the market value of your Securities at the time of sale, which may be affected by a number of other factors not reflected in the tables below, including interest rates and Index volatility. See “Risk Factors” beginning on page S-12 for further information.

The hypothetical examples below do not take into account the effects of any applicable taxes. As a result of the U.S. tax treatment applicable to your Securities, tax liabilities could affect the after-tax rate of return on your Securities to a comparatively greater extent than the after-tax return on the commodities underlying the exchange-traded futures contracts that make up the Index.

The following examples highlight the impact of the Fee Amount, and therefore the variable amounts, if any, payable on your Securities on the Maturity Date or any Redemption Dates, as the case may be, based on the variations in Index level on each day during the term of the Securities. Because the Fee Amount will be calculated and accumulated based on a daily Index level, the amount added to the Fee Amount on a given day will depend on the daily fluctuations of the Index level from, but excluding, the Initial Trade Date to such date. For convenience of presentation, however, we have assumed that the Index level on each day within a given year is the same as the level at the year end and, therefore, daily amounts accruing on the Fee Amount on each day within a given year will be the same as the amount accruing to such Fee Amount at year end.

Since the Fee Amount reduces the amount payable at maturity or upon early redemption, the value of the Index must increase by the Fee Amount in order for you to receive at least the Stated Principal Amount of your investment at maturity or upon early redemption. If the value of the Index decreases or does not increase by the amount of the Fee Amount, you will receive less than the Stated Principal Amount of your investment at maturity or upon early redemption.

The hypothetical examples below are based on the following assumptions:

Assumptions

Stated Principal Amount:	$25
Fee Amount:	The Fee Amount accrues daily and is equal to 0.65% per annum in the first 5 years and 0.55% thereafter (the actual Fee Amount for the Series A CMCI ETRACS, which the Fee Amount for the Securities is based on, was equal to 0.65% for the first 4 years and 323 days and 0.55% thereafter).
Index Starting Level:	1,300.00 (the actual Index Starting Level is 1,436.54)
Term:	30 years with daily redemption rights

No market disruption event occurs.

Investor holds the Securities to maturity or redeems the Securities prior to maturity.

Hypothetical Examples

At maturity or upon early redemption (based on the Valuation Date preceding the applicable Redemption Date), investors receive a payment per Security equal to the Stated Principal Amount multiplied by the Index Performance Ratio, less the Fee Amount. The figures in these examples have been rounded for ease of analysis. The figures for year 30 are as of the Final Valuation Date.

Example 1 and Example 2 illustrate how your Securities would perform in two hypothetical circumstances where the hypothetical Index level has increased by approximately 34.78% at maturity from the Index Starting Level on an absolute basis (1.00% on an annualized basis), but in each example the fluctuations of the hypothetical Index level have taken a different course before arriving at the same Index Ending Level, which impact the Fee Amount in each case.

Example 1 — The Index closes at 1,752.20 on the Final Valuation Date, a 34.78% increase from the Index Starting Level of 1,300.00.

Year	Index Level	Index Performance	Annual Fee Amount	Accrued Fee Amount	Redemption Amount
0	1,300.00	1.0000	$0.00	$0.00	$25.00
1	1,313.00	1.0100	$0.16	$0.16	$25.09
2	1,326.13	1.0201	$0.17	$0.33	$25.17
3	1,339.39	1.0303	$0.17	$0.50	$25.26
4	1,352.79	1.0406	$0.17	$0.67	$25.35
5	1,366.31	1.0510	$0.17	$0.84	$25.44
6	1,379.98	1.0615	$0.15	$0.98	$25.55
7	1,393.78	1.0721	$0.15	$1.13	$25.67
8	1,407.71	1.0829	$0.15	$1.28	$25.79
9	1,421.79	1.0937	$0.15	$1.43	$25.91
10	1,436.01	1.1046	$0.15	$1.58	$26.03
11	1,450.37	1.1157	$0.15	$1.74	$26.16
12	1,464.87	1.1268	$0.15	$1.89	$26.28
13	1,479.52	1.1381	$0.16	$2.05	$26.41
14	1,494.32	1.1495	$0.16	$2.20	$26.53
15	1,509.26	1.1610	$0.16	$2.36	$26.66
16	1,524.35	1.1726	$0.16	$2.53	$26.79
17	1,539.60	1.1843	$0.16	$2.69	$26.92
18	1,554.99	1.1961	$0.16	$2.85	$27.05
19	1,570.54	1.2081	$0.17	$3.02	$27.18
20	1,586.25	1.2202	$0.17	$3.19	$27.32
21	1,602.11	1.2324	$0.17	$3.36	$27.45
22	1,618.13	1.2447	$0.17	$3.53	$27.59
23	1,634.31	1.2572	$0.17	$3.70	$27.73
24	1,650.66	1.2697	$0.17	$3.87	$27.87
25	1,667.16	1.2824	$0.18	$4.05	$28.01
26	1,683.83	1.2953	$0.18	$4.23	$28.15
27	1,700.67	1.3082	$0.18	$4.41	$28.30
28	1,717.68	1.3213	$0.18	$4.59	$28.44
29	1,734.86	1.3345	$0.18	$4.77	$28.59
30	1,752.20	1.3478	$0.19	$4.96	$28.74

Annualized Index Performance:	1.00%	Accrued Fee Amount:	$4.96
Annualized Return on the Security:	0.47%	Total Return on the Security	14.95%
		(after the Fee Amount):

Your total cash payout at maturity would be $28.74, which includes:

Stated Principal Amount × Index Performance Ratio:	$33.70
Minus the Accrued Fee Amount:	$4.96
Redemption Amount at maturity:	$28.74

Hypothetical Examples

Example 2 — The Index closes at 1,752.20 on the Final Valuation Date, a 34.78% increase from the Index Starting Level of 1,300.00.

Year	Index Level	Index Performance	Annual Fee Amount	Accrued Fee Amount	Redemption Amount
0	1,300.00	1.0000	$0.00	$0.00	$25.00
1	1,306.50	1.0050	$0.16	$0.16	$24.96
2	1,313.03	1.0100	$0.16	$0.33	$24.92
3	1,319.60	1.0151	$0.16	$0.49	$24.88
4	1,326.20	1.0202	$0.17	$0.66	$24.85
5	1,332.83	1.0253	$0.17	$0.82	$24.81
6	1,339.49	1.0304	$0.14	$0.97	$24.79
7	1,346.19	1.0355	$0.14	$1.11	$24.78
8	1,352.92	1.0407	$0.14	$1.25	$24.77
9	1,359.68	1.0459	$0.14	$1.40	$24.75
10	1,366.48	1.0511	$0.14	$1.54	$24.74
11	1,373.31	1.0564	$0.15	$1.69	$24.72
12	1,380.18	1.0617	$0.15	$1.83	$24.71
13	1,387.08	1.0670	$0.15	$1.98	$24.70
14	1,394.02	1.0723	$0.15	$2.13	$24.68
15	1,400.99	1.0777	$0.15	$2.27	$24.67
16	1,407.99	1.0831	$0.15	$2.42	$24.65
17	1,415.03	1.0885	$0.15	$2.57	$24.64
18	1,422.11	1.0939	$0.15	$2.72	$24.63
19	1,429.22	1.0994	$0.15	$2.87	$24.61
20	1,436.36	1.1049	$0.15	$3.03	$24.60
21	1,443.55	1.1104	$0.15	$3.18	$24.58
22	1,450.76	1.1160	$0.15	$3.33	$24.57
23	1,458.02	1.1216	$0.15	$3.49	$24.55
24	1,465.31	1.1272	$0.15	$3.64	$24.54
25	1,472.63	1.1328	$0.16	$3.80	$24.52
26	1,480.00	1.1385	$0.16	$3.95	$24.51
27	1,487.40	1.1442	$0.16	$4.11	$24.49
28	1,494.83	1.1499	$0.16	$4.27	$24.48
29	1,502.31	1.1556	$0.16	$4.43	$24.46
30	1,752.20	1.3478	$0.19	$4.61	$29.08

Annualized Index Performance:	1.00%	Accrued Fee Amount:	$4.61
Annualized Return on the Security:	0.51%	Total Return on the Security	16.33%
		(after the Fee Amount):

Your total cash payout at maturity would be $29.08, which includes:

Stated Principal Amount × Index Performance Ratio:	$33.70
Minus the Accrued Fee Amount:	$4.61
Redemption Amount at maturity:	$29.08

Hypothetical Examples

Example 3 and Example 4 illustrate how your Securities would perform in two hypothetical circumstances where the hypothetical Index level has decreased by approximately 26.03% at maturity from the Index Starting Level on an absolute basis (1.00% on an annualized basis), but in each example the fluctuations of the hypothetical Index level have taken a different course before arriving at the same Index Ending Level, which impacts the Fee Amount in each case.

Example 3 — The Index closes at 961.61 on the Final Valuation Date, a 26.03% decrease from the Index Starting Level of 1,300.00.

Year	Index Level	Index Performance	Annual Fee Amount	Accrued Fee Amount	Redemption Amount
0	1,300.00	1.0000	$0.00	$0.00	$25.00
1	1,288.30	0.9910	$0.16	$0.16	$24.61
2	1,276.71	0.9821	$0.16	$0.32	$24.23
3	1,265.21	0.9732	$0.16	$0.48	$23.85
4	1,253.83	0.9645	$0.16	$0.64	$23.48
5	1,242.54	0.9558	$0.16	$0.79	$23.10
6	1,231.36	0.9472	$0.13	$0.92	$22.76
7	1,220.28	0.9387	$0.13	$1.05	$22.42
8	1,209.30	0.9302	$0.13	$1.18	$22.08
9	1,198.41	0.9219	$0.13	$1.30	$21.74
10	1,187.63	0.9136	$0.13	$1.43	$21.41
11	1,176.94	0.9053	$0.12	$1.55	$21.08
12	1,166.35	0.8972	$0.12	$1.68	$20.75
13	1,155.85	0.8891	$0.12	$1.80	$20.43
14	1,145.45	0.8811	$0.12	$1.92	$20.11
15	1,135.14	0.8732	$0.12	$2.04	$19.79
16	1,124.92	0.8653	$0.12	$2.16	$19.47
17	1,114.80	0.8575	$0.12	$2.28	$19.16
18	1,104.76	0.8498	$0.12	$2.40	$18.85
19	1,094.82	0.8422	$0.12	$2.51	$18.54
20	1,084.97	0.8346	$0.11	$2.63	$18.24
21	1,075.20	0.8271	$0.11	$2.74	$17.94
22	1,065.53	0.8196	$0.11	$2.85	$17.64
23	1,055.94	0.8123	$0.11	$2.96	$17.34
24	1,046.43	0.8049	$0.11	$3.07	$17.05
25	1,037.01	0.7977	$0.11	$3.18	$16.76
26	1,027.68	0.7905	$0.11	$3.29	$16.47
27	1,018.43	0.7834	$0.11	$3.40	$16.18
28	1,009.27	0.7764	$0.11	$3.51	$15.90
29	1,000.18	0.7694	$0.11	$3.61	$15.62
30	961.61	0.7397	$0.10	$3.72	$14.78

Annualized Index Performance:	-1.00%	Accrued Fee Amount:	$3.72
Annualized Return on the Security:	-1.737%	Total Return on the Security	-40.89%
		(after the Fee Amount):

Your total cash payout at maturity would be $14.78, which includes:

Stated Principal Amount × Index Performance Ratio:	$18.49
Minus the Accrued Fee Amount:	$3.72
Redemption Amount at maturity:	$14.78

Hypothetical Examples

Example 4 — The Index closes at 961.61 on the Final Valuation Date, a 26.03% decrease from the Index Starting Level of 1,300.00.

Year	Index Level	Index Performance	Annual Fee Amount	Accrued Fee Amount	Redemption Amount
0	1,300.00	1.0000	$0.00	$0.00	$25.00
1	1,287.00	0.9900	$0.16	$0.16	$24.59
2	1,274.13	0.9801	$0.16	$0.32	$24.18
3	1,261.39	0.9703	$0.16	$0.48	$23.78
4	1,248.77	0.9606	$0.16	$0.63	$23.38
5	1,236.29	0.9510	$0.15	$0.79	$22.99
6	1,223.92	0.9415	$0.13	$0.92	$22.62
7	1,211.68	0.9321	$0.13	$1.05	$22.26
8	1,199.57	0.9227	$0.13	$1.17	$21.90
9	1,187.57	0.9135	$0.13	$1.30	$21.54
10	1,175.70	0.9044	$0.12	$1.42	$21.19
11	1,163.94	0.8953	$0.12	$1.55	$20.84
12	1,152.30	0.8864	$0.12	$1.67	$20.49
13	1,140.78	0.8775	$0.12	$1.79	$20.15
14	1,129.37	0.8687	$0.12	$1.91	$19.81
15	1,118.08	0.8601	$0.12	$2.03	$19.48
16	1,106.90	0.8515	$0.12	$2.14	$19.14
17	1,095.83	0.8429	$0.12	$2.26	$18.81
18	1,084.87	0.8345	$0.11	$2.37	$18.49
19	1,074.02	0.8262	$0.11	$2.49	$18.17
20	1,063.28	0.8179	$0.11	$2.60	$17.85
21	1,052.65	0.8097	$0.11	$2.71	$17.53
22	1,042.12	0.8016	$0.11	$2.82	$17.22
23	1,031.70	0.7936	$0.11	$2.93	$16.91
24	1,021.38	0.7857	$0.11	$3.04	$16.60
25	1,011.17	0.7778	$0.11	$3.15	$16.30
26	1,001.06	0.7700	$0.11	$3.25	$16.00
27	991.05	0.7623	$0.10	$3.36	$15.70
28	981.14	0.7547	$0.10	$3.46	$15.41
29	971.32	0.7472	$0.10	$3.56	$15.12
30	961.61	0.7397	$0.10	$3.66	$14.83

Annualized Index Performance:	-1.00%	Accrued Fee Amount:	$3.66
Annualized Return on the Security:	-1.73%	Total Return on the Security	-40.69%
		(after the Fee Amount):

Your total cash payout at maturity would be $14.83, which includes:

Stated Principal Amount × Index Performance Ratio:	$18.49
Minus the Accrued Fee Amount:	$3.66
Redemption Amount at maturity:	$14.83

Risk Factors

Your investment in the Securities involves significant risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the price of commodities underlying the exchange-traded futures contracts that make up the Index (the “Index Commodities”) and other events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Commodities or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The Securities do not guarantee any payment at maturity or call, or upon early redemption and do not pay interest during their term. The Securities are fully exposed to a decline in the level of the Index and you may lose all or a significant portion of your investment in the Securities.

The Securities do not guarantee a minimum payment or payment of the Stated Principal Amount at maturity or call, or upon early redemption and you may receive less, and possibly significantly less, than the amount you originally invested. The cash payment (if any) that you receive on your Securities at maturity or call or upon early redemption will be based primarily on any increase or decrease in the level of the Index, as measured by the Index Performance Ratio, and will be reduced by the Fee Amount. The Fee Amount will be calculated and accumulated based on a daily Index level and therefore will depend on the daily fluctuations of the Index level. The Index is volatile and subject to a variety of market forces, some of which are described below. The level of the Index on any Trading Day, including the Index Ending Level, is therefore unpredictable. You may lose all or a significant amount of your investment in the Securities if the level of the Index decreases or does not increase by an amount sufficient to offset the Fee Amount. Even if the level of the Index increases, your return on the Securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. The Index Starting Level of 1,436.54 is the closing level of the Index measured on April 1, 2008, several years before the Initial Trade Date of the Securities.

In addition, the terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay any interest during their term. See “Specific Terms of the Securities” beginning on page S-39.

The Fee Amount will reduce your participation in the performance of the Index.

The Fee Amount will reduce the value of the Securities by reducing the Redemption Amount by a rate of 0.55% per year, which is deducted daily over the term of the Securities as described under “Specific Terms of the Securities — Payment at Maturity or Upon Early Redemption” beginning on page S-39. The initial Fee Amount will be equal to $0.9565. As a result, if the value of the Index decreases or does not increase significantly so as to offset the effect of the Fee Amount on the Redemption Amount, you will receive less than your principal at maturity, call or upon early redemption. The Fee Amount will have a similar negative impact on any return realized by selling your Securities in the secondary market. To demonstrate the effect of the Fee Amount on the Redemption Amount that would be payable to you at maturity, please review the hypothetical calculations and examples in “Hypothetical Examples” beginning on page S-7.

Risk Factors

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity or call, or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities, and in addition, a deterioration in our credit ratings may have a negative effect on the market value of the Securities.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. You may only redeem your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 p.m. (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date. If we do not receive your notice of redemption by 12:00 p.m. (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption” beginning on page S-41 for more information.

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on the Trading Day immediately preceding the applicable Valuation Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The applicable Valuation Date is the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to us in compliance with the redemption procedures. You will not know the Redemption Amount until after the Valuation Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the Valuation Date, or, if such day is not a Business Day, the next following Trading Day that is a Business Day. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us redeem your Securities, and prior to the relevant Valuation Date.

Risk Factors

Owning the Securities is not the same as owning the Index Commodities or a security directly linked to the performance of the Index.

The return on your Securities will not reflect the return you would have realized if you had actually owned the Index Commodities or a security directly linked to the performance of the Index, and held such investment for a similar period. The value of a Security will reflect transaction costs and fees that the Index Commodities do not have. Furthermore, if the level of the Index increases during the term of the Securities, the market value of the Securities may not increase by the same amount or may even decline due to the Fee Amount, any lack of liquidity, the actual or perceived credit of UBS and other potential factors. The Internal Revenue Service could possibly assert, however, that you should be treated as owning such Index Commodities for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-49. Any return on your Securities will be subject to reduction by the Fee Amount, which are costs the Index Commodities do not have.

You have no interests in any of the Index components underlying the Index or rights to receive any equity securities.

Investing in the Securities will not make you a holder of any interest in an Index Commodity. Neither you nor any other holder or owner of the Securities will have any voting rights, any right to receive distributions or any other rights with respect to the Index components. The Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any interests in the Index components. The return on your Securities may not reflect the return you would realize if you actually owned any of the Index components. The value of a Security will reflect transaction costs and fees that the Index components do not have.

The market value of the Securities may be influenced by many unpredictable factors including volatile commodities prices.

The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the Calculation Agent will determine your payment at maturity (or the applicable Valuation Date if the Securities are subject to early redemption or call). Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index) and of options or other financial instruments relating to the Index;

➢	the market price of the Index Commodities or the exchange-traded futures contracts on the Index Commodities;

➢	the time remaining to the maturity of the Securities;

➢

supply and demand for the Securities, including to the extent affected by inventory positions with UBS or any market maker or additional issues of the Securities and any suspensions or limits on such activity;

➢	interest rates;

➢

economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market price of the Index Commodities or the exchange-traded futures contracts comprising the Index, or that affect commodities and futures market prices or volatility generally;

Risk Factors

➢	supply and demand as well as hedging activities in the equity-linked structured product markets; and

➢	the actual and perceived creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities.

We sold a portion of the Securities on the Initial Trade Date and from time to time thereafter may in the future offer and sell the remaining Securities from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals and we may issue and sell additional Securities from time to time. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date.

We may issue and sell additional Securities at any time but we are under no obligation to do so, and we may limit or restrict such sales, and we may stop and subsequently resume selling additional Securities at any time.

In our sole discretion, we may decide to issue and sell additional Securities from time to time at a price that is higher or lower than the Stated Principal Amount, based on the indicative value of the Securities at that time. The price of the Securities in any subsequent sale may differ substantially (higher or lower) from the price paid in connection with any other issuance of such Securities. Sales of the Securities will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Additionally, any Securities held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the Securities. However, we are under no obligation to issue or sell additional Securities at any time, and if we do sell additional Securities, we may limit or restrict such sales, and we may stop and subsequently resume selling additional Securities at any time. Any of these actions could materially and adversely affect the trading price and liquidity of such Securities in the secondary market. Furthermore, unless we indicate otherwise, if we suspend selling additional Securities, we reserve the right to resume selling additional Securities at any time, which might result in the reduction or elimination of any premium in the trading price.

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value of the Securities. Before trading in the secondary market, you should compare the intraday indicative value of the Securities with the then-prevailing trading price of the Securities.

Risk Factors

Conversely, suspension of additional issuances of the Securities can also result in a significant reduction in the number of outstanding Securities if investors subsequently exercise their early redemption right. If the total number of outstanding Securities has fallen to a level that is close to or below the minimum redemption amount, you may not be able to purchase enough Securities to meet the minimum size requirement in order to exercise your early redemption right. The unavailability of the redemption right could result in the Securities trading in the secondary market at discounted prices below the intraday indicative value. Having to sell your Securities at a discounted market price below the intraday indicative value of the Securities could lead to significant losses or the loss of your entire investment. Prior to making an investment in the Securities, you should take into account whether or not the market price is tracking the intraday indicative value of the Securities.

Higher future prices of the Index Commodities relative to their current prices may decrease the Redemption Amount.

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that the Index comprises approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Index, such as gold, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and, accordingly, adversely affect the market value of your Securities.

Commodity prices may change unpredictably, affecting the Index and the level of the Index and the value of your Securities in unforeseeable ways.

Trading in futures contracts associated with the Index Commodities is speculative and can be extremely volatile. Market prices of the Index Commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments and changes in interest rates. These factors may affect the level of the Index and the value of your Securities in varying ways, and different factors may cause the value of the Index Commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Because certain of the commodities underlying the Index components may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and the value of the Securities.

The Securities are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series B” and do not benefit from a co-obligation of UBS Switzerland AG.

UBS AG Exchange Traded Access Securities (ETRACS) issued prior to June 14, 2015 are part of a series of debt securities entitled “Medium-Term Notes, Series A”. UBS Switzerland AG is a co-obligor of such

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debt securities. However, the Securities are part of a separate series of debt securities entitled “Medium-Term Notes, Series B”, and were issued after June 14, 2015. As a result, UBS Switzerland AG is not a co-obligor of the Securities and has no liability with respect to the Securities. If UBS AG fails to perform and observe every covenant of the indenture to be performed or observed by UBS AG with respect to the Securities, holders of the Securities will have recourse only against UBS AG, and not against UBS Switzerland AG.

You have no rights in the exchange-traded futures contracts on the Index Commodities.

As an owner of the Securities, you will not have rights that holders of the underlying exchange-traded futures contracts on the Index Commodities may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any Index Commodities.

Changes that affect the composition, methodology, policies and calculation of the Index will affect the amount payable on and the market value of the Securities.

The Index is overseen and managed by the Index Oversight Committee, in consultation with the Index Advisory Council (the Index Oversight Committee and the Index Advisory Council together, the “Index Committees”). The Index Committees exercise discretion, subject to ratification by the Index Administrator, regarding the composition and methodology of the Index, including additions, deletions and the weightings of the Index Commodities, all of which could affect the Index and, therefore, could affect the amount payable on the Securities at maturity, call or upon early redemption and the market value of the Securities prior to maturity. The Index Committees do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the Securities, into consideration when re-weighting or making any other changes to the Index.

Furthermore, the bi-annual determination of the composition of the Index will be conducted in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Any discrepancies that require revision are not applied retroactively but will be reflected in prospective weighting calculations of the Index for the following year. However, not every discrepancy may be discovered.

The market value of the Securities and the Redemption Amount could also be affected if the Index Administrator, in its sole discretion, discontinues or suspends calculation of the Index or suspends publication of the Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if one or more Index Ending Levels are not available because of a market disruption event or for any other reason, the Calculation Agent — which will initially be UBS Securities LLC, an affiliate of UBS — will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. Notwithstanding the occurrence of one or more events, which may, in the Calculation Agent’s discretion, constitute a market disruption event, the Calculation Agent in its discretion may waive its right to postpone the determination of the Index Ending Level if it determines that one or more of the below events have not and are not likely to materially impair its ability to determine the Index Ending Level on such date. If the Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the Calculation Agent will, instead, make a good faith estimate in its sole discretion of the Index Ending Level by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indexes and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

Risk Factors

There are uncertainties regarding the Index because of its limited performance history.

The Index was launched in January 2007. While the Index is intended to represent a benchmark for commodities investments, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the performance of the commodities market. Moreover, while the Index is subject to bi-annual review and rebalancing in order to maintain the intended commodity weightings, it is uncertain how successful the Index Committees will be in achieving their goal of maintaining an appropriate benchmark.

Estimated historical and historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, call or upon early redemption, may bear little relation to the historical performance of the Index. The trading prices of exchange-traded futures contracts on the Index Commodities will determine the level of the Index on any given Valuation Date or the Final Valuation Date. As a result, it is impossible to predict whether the level of the Index will rise or fall.

The Securities are not regulated by the CFTC.

Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator.” Because the Securities are debt securities linked to an index of futures contracts rather than interests in a collective investment vehicle that invests in futures contracts, the Securities will not be regulated by the CFTC as interests in a commodity pool, neither UBS nor any affiliate will be registered with the CFTC as a “commodity pool operator” in connection with the offering of the Securities and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Securities do not constitute investments by you or UBS on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant.” UBS is not registered with the CFTC as a “futures commission merchant” and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant.

Legal and regulatory changes could adversely affect the return on and value of your Securities.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which provides for substantial changes to the regulation of the futures and over-the-counter (“OTC”) derivative markets, was enacted in July 2010. Dodd-Frank requires regulators, including the CFTC, to adopt regulations in order to implement many of the requirements of the legislation. While the CFTC has adopted most of the required regulations, many of the regulations have only recently been implemented and others have not yet been adopted or fully implemented. Therefore, the full scope and ultimate effect of the regulations cannot yet be determined. Under Dodd-Frank, the CFTC approved final rules to impose limits on the size of positions that can be held by market participants in futures, options and OTC derivatives on physical commodities. These rules were vacated by the U.S. District Court for the District of Columbia in September 2012. The CFTC re-proposed the rules, in substantially the same form, in November 2013. Although these rules could be finalized and adopted in the near future, the timing of their adoption, as

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well as their final scope and terms, remain uncertain. While the impact of these rules cannot yet be determined, these limits will likely restrict the ability of certain market participants to participate in the futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity and increasing costs in these markets, as well as affecting the structure of the markets in other ways.

In addition, various Dodd-Frank related legislative and regulatory changes will likely increase the level of regulation of markets and market participants and, therefore, the costs of participating in the commodities, futures and OTC derivative markets. Without limitation, these changes require many OTC derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses and it is anticipated that other types of derivatives will become subject to these requirements. In particular, swaps on physical commodities, including those that comprise the Index, will likely become subject to the execution and clearing requirements under Dodd-Frank, which could adversely affect market liquidity and pricing. In addition, swap dealers are required to be registered and are subject to various regulatory requirements, including capital and margin requirements. The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. These consequences could affect the level of the Index, which could in turn adversely affect the return on and value of the Securities.

The Index includes futures contracts on foreign exchanges that are less regulated than U.S. markets and are subject to risks that do not always apply to the U.S. markets.

The Index includes futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include:

➢	varying exchange rates,

➢	exchange controls,

➢	expropriation,

➢	burdensome or confiscatory taxation,

➢	moratoriums, and

➢	political or diplomatic events.

It will also likely be more costly and difficult for the Index Committees to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Index.

The London Metal Exchange’s (the “LME’s”) use of or omission to use price controls may result in limited appreciation but unlimited depreciation in the price of the relevant Index components and, therefore, the value of your Securities.

U.S. futures exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single Business Day. These limits are generally referred to as “daily price fluctuation limits.” The LME, in contrast, has no daily price fluctuation limits to restrict the extent of

Risk Factors

daily fluctuations in the prices of contracts traded on the LME, including the Index components (i.e., the specified exchange-traded futures contracts on the commodities comprising the Index) that are traded on the LME. In a declining market, therefore, it is possible that prices for one or more contracts traded on the LME, including the Index components that are traded on the LME, would continue to decline without limitation within a Trading Day or over a period of Trading Days. A steep decline in the price of an Index component could have a significant adverse impact on the value of the Index and, therefore, the value of your Securities.

Moreover, the LME has discretion to impose “backwardation limits” by permitting short sellers who are unable to effect delivery of an underlying commodity and/or borrow such commodity at a price per day that is no greater than the backwardation limit to defer their delivery obligations by paying a penalty in the amount of the backwardation limit to buyers for whom delivery was deferred. Backwardation limits tend to either constrain appreciation or cause depreciation of the prices of futures contracts expiring in near delivery months. For example, in August 2006, in response to a drop in nickel stocks to historically low levels, the LME imposed a backwardation limit on nickel of $300 per tonne per day, which limit was subsequently lifted on November 11, 2006. Similar impositions of backwardation limits in the future could adversely affect the value of the Index and, therefore, the value of your Securities.

Contracts traded on the LME are exposed to concentration risks beyond those characteristic of futures contracts on U.S. futures exchanges.

Futures contracts traded on U.S. futures exchanges generally call for delivery of the physical commodities to which such contracts relate in stated delivery months. In contrast, contracts traded on the LME may call for delivery on a daily, weekly or monthly basis. In the case of the nickel futures contract that is one of the Index components, delivery may be, from the date of the contract, daily in the first three months, weekly in the following three months (i.e., up to the 6th month forward), and monthly in the twenty-one months thereafter (i.e., up to the 27th month forward). As a result, there may be a greater risk of a concentration of positions in contracts trading on the LME on particular delivery dates than for futures contracts traded on U.S. futures exchanges, since, for example, contracts calling for delivery on a daily, weekly or monthly basis could call for delivery on the same or approximately the same date. Such a concentration of positions, in turn, could cause temporary aberrations in the prices of contracts traded on the LME for delivery dates to which such positions relate. To the extent such aberrations are in evidence on a given valuation date with respect to the price of an Index component, they could adversely affect the value of the Index and, therefore, the value of your Securities.

The return on the Securities will not be adjusted to compensate for changes in exchange rates that might affect the futures contracts comprising the Index that are quoted in foreign currencies.

Although some of the futures contracts that comprise the Index are traded in currencies other than U.S. dollars, and the Securities are denominated in U.S. dollars, the Redemption Amount will not be adjusted to compensate for exchange rate fluctuations between the U.S. dollar and each of the other currencies in which the futures contracts comprising the Index are quoted. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in the Redemption Amount. However, changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the return on the Securities. The Redemption Amount we pay in respect of the Securities will be based solely upon the Index Performance Ratio and the Fee Amount calculated on the applicable Valuation Date or Final Valuation Date. See “Specific Terms of the Securities — Payment at Maturity or Upon Early Redemption” beginning on page S-39.

Risk Factors

Prolonged decline in value in energy oriented materials would have a negative impact on the level of the Index and the value of your Securities.

Approximately 38% of the component commodities on the Index are energy oriented, including 20% in crude oil. Accordingly, a decline in value in such raw materials would adversely affect the level of the Index and the value of your Securities. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the Index to lessen or eliminate the concentration of existing energy contracts in the Index or to broaden the Index to account for such developments, the level of the Index and the value of your Securities could decline.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price and you may suffer significant losses.

Changes in the Treasury Bill rate of interest may affect the level of the Index and the value of your Securities.

Because the value of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your Securities at maturity, call or upon early redemption and the market value of your Securities. Assuming the trading prices of the Index components remain constant, an increase in the Treasury Bill rate of interest will increase the value of the Index and, therefore, the value of your Securities. A decrease in the Treasury Bill rate of interest will adversely impact the value of the Index and, therefore, the value of your Securities.

Trading and other transactions by UBS or its affiliates in Index Commodities, futures, options, exchange-traded funds or other derivative products on Index Commodities or the Index, may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-47, UBS or its affiliates may hedge their obligations under the Securities by purchasing Index Commodities, futures or options on Index Commodities or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Commodities or the Index, and they may adjust these hedges by, among other things, purchasing or selling Index Commodities, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

UBS or its affiliates may also engage in trading in Index Commodities and other investments relating to Index Commodities or the Index on a regular basis as part of their general broker-dealer and other

Risk Factors

businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Commodities or of the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

Any of these activities could adversely affect the level of the Index and, therefore, the payment at maturity or call or upon early redemption.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on commodities and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates have published research or other opinions that calls into question a passive investment in commodities and opines that commodities may not provide an effective inflation hedge or portfolio diversification benefits relative to other investments. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. The Securities are linked to an Index that is intended to passively track the prices of a basket of commodities. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Commodities that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

UBS’s involvement in the Index Committees may conflict with your interest as a holder of the Securities.

UBS nominates members of the Index Committees. Consequently, UBS will be involved in the composition and management of the Index, including additions, deletions and the weightings of the Index Commodities or exchange-traded futures contracts on the Index Commodities, all of which could affect the level of the Index and, therefore, the Redemption Amount and the market value of the Securities. Due to its influence on determinations of the Index Committees, which may affect the market value of the Securities, UBS, as issuer of the Securities, may have a conflict of interest if it participates in or influences such determinations.

The Index Administrator may be required to replace an Index component.

If, for any reason, one of the exchange-traded futures contracts composing the Index ceases to exist or liquidity collapses to abnormal levels, or any other similar event with similar consequences as determined

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in the discretion of the Index Administrator occurs, the Index Administrator may replace the component or make a change in weighting. The replacement of a component or a change in weighting may have an adverse impact on the value of the Index.

There are potential conflicts of interest between you and the Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon early redemption. For a fuller description of the Calculation Agent’s role, see “Specific Terms of the Securities — Role of Calculation Agent” on page S-46. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting Index Commodities or the Index has occurred or is continuing on the day when the Calculation Agent will determine the Index Ending Level. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Calculation Agent may affect the market value of the Securities, the Calculation Agent may have a conflict of interest if it needs to make any such decision.

The Calculation Agent can postpone the determination of the Index Ending Level and thus the applicable Redemption Date, the Call Settlement Date or the Maturity Date if a market disruption event occurs on the applicable Valuation Date or the Final Valuation Date.

The determination of the Index Ending Level may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on the applicable Valuation Date or the Final Valuation Date. If such a postponement occurs, then the Calculation Agent will instead use the closing level of the Index on the first Trading Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the applicable Valuation Date or the Final Valuation Date for the Securities be postponed by more than five (5) Trading Days. As a result, the applicable Redemption Date, the Call Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than five (5) Trading Days. If the applicable Valuation Date or the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the applicable Valuation Date or the Final Valuation Date. If a market disruption event is occurring on the last possible applicable Valuation Date or the Final Valuation Date, the Calculation Agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event” on page S-42.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single Business Day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Securities.

Risk Factors

Index calculation disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the Index level may be adjusted in the event that the Calculation Agent determines that any of the following index calculation disruption events exist: the termination or suspension of, or material limitation or disruption in, the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or, with respect to any futures contract used in the calculation of the Index that trades on an exchange, a Business Day on which the exchange is not open for trading. Any such index calculation disruption events may have an adverse impact on the level of the Index or the manner in which it is calculated. See “Specific Terms of the Securities — Market Disruption Event” on page S-42.

UBS may redeem the Securities prior to the Maturity Date.

UBS may elect to redeem all, but not less than all, the outstanding Securities on any Trading Day on or after October 17, 2016. If UBS elects to redeem your Securities pursuant to the UBS Call Right, you may not be able to reinvest at comparable terms or returns. If the Securities have increased in value, you may have to invest your proceeds in a lower-return investment.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this prospectus supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the Securities or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the

Risk Factors

tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of owning the Securities?” in the summary section on page S-5, “Material U.S. Federal Income Tax Consequences” on page S-48, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Material U.S. Federal Income Tax Consequences” on page S-48 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

The CMCI Total Return Index

The following is a description of the UBS Bloomberg Constant Maturity Commodity Index (“CMCI”) and CMCI Total Return, including, without limitation, composition, weighting, method of calculation and procedures for changes in components and weights. The information in this description has been taken from (i) publicly available sources, and (ii) the handbook “UBS Bloomberg CMCI – Technical Document” (a document available publicly on the website of UBS Bloomberg CMCI at http://www.bloombergindexes.com/ubs-bloomberg-cmci-index-family), which is summarized but not incorporated by reference herein. Such information reflects the policies of, and is subject to change at any time by UBS and Bloomberg. We accept no responsibility (express or implied) regarding such third party information. UBS has not independently verified information from publicly available sources, described above in clause (i). You, as an investor in the Securities, should make your own investigation into the Index. Neither the Index Committees acting corporately nor any member of the Index Committees individually is involved in the offer of the Securities, and none of the Index Committees or their members has any obligation to consider your interests as a holder of the Securities. However, certain employees of UBS, the issuer of the Securities, are members of the Index Committees, and affiliates of UBS are involved in the public offering and sale of the Securities.

Bloomberg and Reuters have no obligation to continue to publish the Index and may discontinue publication of the Index at any time in their sole discretion.

Overview of the CMCI and the Index

The return of the Securities is linked to the performance of the Index, which was introduced in January 2007 to provide an alternative to traditional commodity indices. The Index is based on the same methodology and contains the same components as the CMCI, which was also introduced in January 2007. The Index is weighted across both commodities and maturities. The Index, which is rebalanced monthly, represents a basket of futures contracts on 27 components, representing 24 commodities, with a series of up to five different investment maturities for each individual commodity using the calculation methodology of constant maturity forwards. Traditional commodity indices tend to focus on front-month contracts with short tenors (time to maturity) whereas the Index is based on commodity futures contracts with tenors ranging from three months to three years. The Index also offers continuous roll mechanisms for each constant maturity with respect to each commodity futures contract, which, in contrast to rolling of front-month contracts offered in traditional commodity indices, offer the potential to mitigate negative roll yield. Roll yield arises from the differential between the price levels of the contracts that an index rolls out of and those it rolls into. The commodities represented in the Index currently include agricultural products, energy products and metals. The exchanges include the New York Mercantile Exchange (including the COMEX division), Chicago Board of Trade, London Metal Exchange, ICE Futures US, Chicago Mercantile Exchange, Kansas City Board of Trade, ICE Futures and Euronext.Liffe.

The overall return on the Index is generated by two components: (i) uncollateralized returns on the futures contracts comprising the Index and (ii) a daily fixed-income return, which reflect the interest earned on a hypothetical 91-day Treasury Bill portfolio theoretically deposited as margin for hypothetical positions in the futures contracts comprising the Index.

The Index was developed by UBS and Bloomberg. The Index level is calculated and disseminated by the Index Administrator approximately every fifteen seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m., New York City time, and a daily Index level is

The CMCI Total Return Index

published between 4:00 p.m. and 6:00 p.m., New York City time, on each Trading Day. Index information, including the Index level, is available from Bloomberg on pages CUBS + GO, CMCN or CMCX and from Reuters on page UBSCMCI.

Set forth below is a current list of the commodity futures contracts comprising the Index, together with the respective symbols, exchanges and individual tenor target weights, as of October 5, 2015:

DESCRIPTION	Code	Exchange/ Platform	3m	6m	1Y	2Y	3Y	Total Target Weight%
WTI Crude Oil	CL	NYMEX	4.05%	2.03%	1.83%	1.14%	0.65%	9.71%
Brent Crude Oil	CO	ICE	4.53%	2.26%	1.78%	1.05%	0.66%	10.29%
Heating oil #2	HO	NYMEX	2.38%	1.13%	0.67%	0.00%	0.00%	4.17%
Gasoil	QS	ICE	2.90%	1.45%	0.00%	0.00%	0.00%	4.35%
RBOB Gasoline	XB	NYMEX	3.28%	1.45%	0.00%	0.00%	0.00%	4.72%
HHUB Natural Gas	NG	NYMEX	1.96%	1.09%	0.85%	0.00%	0.00%	3.90%
Copper	LP	LME	3.62%	2.01%	1.50%	0.96%	0.69%	8.78%
High Grade Copper	HG	COMEX	2.53%	0.91%	0.00%	0.00%	0.00%	3.44%
Zinc	LX	LME	1.39%	0.66%	0.43%	0.00%	0.00%	2.48%
Aluminium	LA	LME	2.00%	1.35%	1.40%	0.97%	0.49%	6.21%
Nickel	LN	LME	1.52%	0.74%	0.50%	0.00%	0.00%	2.76%
Lead	LL	LME	0.79%	0.38%	0.23%	0.00%	0.00%	1.39%
Gold	GC	COMEX	2.47%	0.73%	0.42%	0.34%	0.00%	3.97%
Silver	SI	COMEX	0.67%	0.18%	0.13%	0.09%	0.00%	1.07%
SRW Wheat	W	CBOT	1.15%	0.63%	0.32%	0.00%	0.00%	2.10%
HRW Wheat	KW	KCBOT	0.66%	0.38%	0.00%	0.00%	0.00%	1.04%
Corn	C	CBOT	2.37%	1.58%	0.86%	0.00%	0.00%	4.81%
Soybeans	S	CBOT	3.44%	1.98%	1.01%	0.00%	0.00%	6.43%
Soy Meal	SM	CBOT	1.35%	0.82%	0.00%	0.00%	0.00%	2.17%
Soybean Oil	BO	CBOT	0.90%	0.54%	0.00%	0.00%	0.00%	1.44%
Sugar #11	SB	NYBOT	2.14%	1.76%	1.03%	0.00%	0.00%	4.92%
Sugar #5	QW	EN	1.13%	0.75%	0.00%	0.00%	0.00%	1.89%
Coffee Arabica	KC	NYBOT	0.71%	0.38%	0.19%	0.00%	0.00%	1.28%
Cotton	CT	NYBOT	0.77%	0.56%	0.00%	0.00%	0.00%	1.33%
Milling Wheat	CA	EN	0.46%	0.37%	0.00%	0.00%	0.00%	0.83%
Live Cattle	LC	CME	1.63%	0.93%	0.00%	0.00%	0.00%	2.56%
Lean Hogs	LH	CME	1.23%	0.75%	0.00%	0.00%	0.00%	1.98%
TOTAL			52.03%	27.79%	13.13%	4.55%	2.50%	100.00%

Source: UBS Investment Bank, CMCI Advisory Committee.

*	Weights across maturities are determined based on the relative liquidity of the underlying futures contracts. See “— Continuous Rolling of Contracts” on page S-30.

The CMCI Total Return Index

The target weights of the Index tenors (maturities) are as follows*:

*	The bars represent cumulative tenor target weights of futures contracts on all 27 components for each constant maturity.

The commodity sectors included in the Index as of November 5, 2014, and their initial relative target weights are as follows:

The CMCI Total Return Index

The Index Committees

The Index Administrator has established an index oversight committee (the “Index Oversight Committee”) composed of senior representatives from various Bloomberg business units. The Index Oversight Committee’s role is to discuss, review and challenge all aspects of the benchmark process . The Index Oversight Committee’s oversight function includes consideration of the features and intended, expected or known usage of the Index and the materiality of identified existing or potential conflicts of interest. The Index Oversight Committee’s oversight function and its composition are appropriate to provide effective scrutiny over the Index Administrator.

The Index Administrator considers information about changes to its indices and related matters to be potentially market moving and material. Therefore, all Index Oversight Committee discussions are confidential.

The Index Administrator may be assisted and supported from time to time by an index advisory council (the “Index Advisory Council”) convened from time to time in order to provide Bloomberg with guidance and feedback from the investment community on the Index, Index Products and commodities markets generally. The Index Advisory Council will help Bloomberg set Index priorities and discuss potential rules changes in order to promote alignment with its users and the realization of the objectives of the Index as a tradable benchmark representative of the commodity market .

Index Composition

The Selection Process

In order to be eligible for inclusion in the Index, a commodity future contract must satisfy certain requirements as described below. Changes in the Index’s composition, as described herein, are entirely a function of those changes made to the CMCI by the CMCI Governance Committee. No decision can be made to add or withdraw an Index component or affect the weight of such component independently from those made with respect to the CMCI.

Generally, when a contract becomes eligible for inclusion in the Index, and the CMCI Governance Committee believes that such inclusion is appropriate in light of the Index procedures and objectives, changes in the Index composition would be reviewed at a bi-annual meeting by the CMCI Governance Committee, with changes effected during the following maintenance period of July and/or January.

The Index’s composition is modified only on rare occasions, in order to maintain the liquidity and stability of the Index, and the composition of the Index generally will not be changed unless extraordinary circumstances in fact occur. Such “extraordinary circumstances” may include (but are not limited to):

➢	declining or rising trading volumes, instrument delisting or creation,

➢	critical changes in commodity supply and demand patterns, or global economic patterns affecting the supply or demand,

➢	changes in foreign exchange laws, or

➢	in general, all types of legal and tax rulings or decisions presenting a material increase in costs or compliance burden to CMCI investors and/or members of the CMCI Governance Committee.

In some special situations likely to affect the Index adversely and reflect negatively on investors and/or members of the CMCI Governance Committee, the CMCI Governance Committee can also declare

The CMCI Total Return Index

“force majeure” and can change any parameter of the Index with immediate effect. The Index Administrator also reserves the right to alter the procedures and methodology related to selecting the underlying futures contracts.

Component Selection and Target Weights

For a commodity contract to be included in the Index, the following primary and secondary requirements have to be satisfied:

➢

The “primary requirements” involve satisfying certain criteria related to the nature of the instrument as well as some technical characteristics including country of origin, trading characteristics, foreign exchange controls, availability and accuracy of contract, price and volume data.

➢

The “secondary requirements” involve satisfying a series of purely financial thresholds based on liquidity, including, among other things, open interest and market volume. Open interest, which reflects positions in contracts that remain open on an overnight or multi-day basis, is used to assess past and future liquidity. Market volume, which reflects the number of contracts traded in a given period of time, indicates immediate interest, and over a period of time provides a usable measure of liquidity.

Index Weightings

Initial Weightings

As of the date of this prospectus supplement, the Index components have the initial weightings indicated in the table on page S-27 (the “Initial Weightings”). The Initial Weightings may be amended from time to time, as described below.

The weighting process for the Index is designed to reflect the economic significance and market liquidity of each commodity. The Index Administrator uses a two-step approach to determining target weights of the futures contracts in the Index. First, the Index Administrator uses regional Consumer Price Indexes (CPI), Producer Price Indexes (PPI) and Gross Domestic Product (GDP) data to produce the Economic Weight (EW) of each of the five sectors of the Index — the five sectors of the Index are currently agriculture, livestock, energy, precious metals and industrial metals. Second, the market value of the amount of each commodity that is consumed is used to calculate the individual instrument weight of each commodity, based on such market value as a percentage of the total market value of the consumption of all commodities included in the relevant sector.

Changes in the Weights and/or Index Composition

As noted above, the CMCI Governance Committee (in consultation with the CMCI Advisory Committee) reviews the selection and weightings of the futures contracts in the Index bi-annually, or at any special meeting called by the CMCI Advisory Committee. Thus, weights are potentially reassigned whenever a regular or special meeting of the CMCI Governance Committee is held, subject to ratification by the Index Administrator.

Continuous Rolling of Contracts

The Index represents a weighted average of all available CMCI constant maturities (ranging from three months to three years). The distribution of weightings to available tenors (time to maturity) is a function of relative liquidity of the underlying futures contracts. As of October 6, 2015, the average tenor of the futures contracts comprising the Index is approximately seven months. As with most asset classes, the liquidity of commodity futures contracts tends to reduce as time to maturity increases. Therefore, the continuous rolling (constant maturity) of the Index limits the dilution of liquidity of the underlying commodity futures contracts. In this way, the Index reflects the most liquid contracts.

The CMCI Total Return Index

Rebalancing of the Index Components

Because of price movements, the weight of each component in the Index will move away from its target weight over time. The weight of each Index component is therefore rebalanced over the final three (3) Business Days of each month in order to bring each underlying commodity back to its target weight. The process is automatic and is implemented via a pre-defined algorithm.

In addition, twice annually in January and July there is a maintenance period at which time the target weights themselves are adjusted according to decisions of the CMCI Governance Committee as ratified by the Index Administrator.

Market Emergency and Force Majeure

In some extraordinary circumstances, the Index Administrator may characterize the situation as a “market emergency and force majeure” event. Such extraordinary circumstances include:

➢	currency control mechanisms,

➢	a tax-related announcement,

➢	a scientific announcement,

➢	an official or state announcement likely to affect commodities markets,

➢	any climate and weather-related emergencies,

➢	a war,

➢	a terrorist event,

➢

any other event which would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index, and

➢	any situation creating an unfair advantage or disadvantage for any individual or group of market participants or the Index Administrator.

Whenever a “market emergency and force majeure” event has been identified, the Index Administrator can take any action it deems appropriate, such as, but not limited to:

➢	the replacement of a daily component nearby price when there is a manifest error in the officially settled price or when market abuse is likely to have taken place,

➢	the temporary or permanent revoking of the membership of a component in the Index,

➢	the immediate change of an Index parameter,

➢	the suspension of the calculation of the Index, a sub Index, a constant maturity series or a currency series, or

➢	in general, any action necessary to preserve the reputation of the Index as a fair and tradable benchmark.

Adjustments for “Market Disruption Event Day”

When an exchange fails to publish a settlement price for a contract involved in any of the Index maintenance procedures, the Trading Day is deemed a “market disruption event day.” The components involved are not rolled on that day. For those contracts or components, the roll periods remain identical to the value they had on the Trading Day immediately preceding the “market disruption event day” in such a way that the roll period is extended for as long as no settlement price is made available by the

The CMCI Total Return Index

affected exchange. If, after a period of five (5) standard Business Days, no settlement price has been made available by the exchange, the Index Administrator will determine, in good faith, bearing in mind both the interests of investors and market participants, the one or more exchange settlement prices necessary for the rolling of the component and the calculation of the Index.

Adjustments for “FX Market Disruption Event Day”

In the event of a referenced price source failing to publish a valid fixing rate for a referenced currency exchange rate, the Trading Day is deemed an “FX market disruption event day.” If no fixing price has been made available by the defaulting price source, the one or more foreign exchange currency rate fixing prices necessary for the calculation of the Index will be obtained by the Index Administrator from commercially reasonable sources in the market, or determined in good faith, bearing in mind both the interest of investors and market participants, and with an aim to maintain and reinforce the position of the Index as a tradable commodity investment benchmark. A commercially reasonable method would be, for example, but is not limited to, the averaging of three foreign exchange broker-dealer quotes at the approximate time when the fixing would have been determined by the price source. In the event of the rate source becoming permanently deficient, the Index Administrator can deem the event a “force majeure” event and decide to replace it by a new source with immediate effect.

Calculation of the Index

The Index is calculated and disseminated by the Index Administrator approximately every fifteen seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m., New York City time, and a daily Index level is published between 4:00 p.m. and 6:00 p.m., New York City time, on each Trading Day. Index information is available from Bloomberg on pages CUBS + GO, CMCN or CMCX and from Reuters on page UBSCMCI.

Index information is also available on the Bloomberg website: http://www.bloomberg.com (Select “COMMODITIES” from the drop-down menu entitled “Markets”). For further information on CMCI, investors can go to http://www.ubs.com/cmci.

Total Return

The Index is a “total return” index. In addition to uncollateralized returns generated from the futures contracts comprising the Index, a daily fixed-income return is added, which reflects the interest earned on a hypothetical 91-day Treasury Bill portfolio theoretically deposited as margin for hypothetical positions in the futures contracts comprising the Index. The rate used to calculate the daily fixed-income return is the 91-day U.S. Treasury Bill auction rate, as reported on the website http://www.treasurydirect.gov/ under the tab entitled “Auction Results” published by the Bureau of the Fiscal Service of the Department of the Treasury, or any successor source. The rate is generally published once per week on Monday and generally made effective with respect to the Index on the following Trading Day.

Estimated Historical and Historical Closing Levels of the Index

Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Commodities will result in holders of the Securities receiving a positive return on their investment. The closing level of the Index on October 6, 2015 was 848.78. The actual Index Starting Level is 1,436.54, the closing level of the Index on April 1, 2008. The data for the Index prior to its inception in January 2007 is estimated and derived by using the Index’s calculation methodology with historical prices. The data for the Index following January 2007 is based on actual historical data.

The CMCI Total Return Index

The table below shows the estimated historical and historical performance of the Index from December 30, 2001 through October 6, 2015.

Estimated Historical and Historical Results for the period

from December 30, 2001 through October 6, 2015

Year	Ending Level	Annual Return
2001	318.12
2002	385.15	21.07%
2003	492.98	28.00%
2004	631.22	28.04%
2005	871.85	38.12%
2006	1050.20	20.46%
2007	1290.22	22.85%
2008	870.33	-32.54%
2009	1153.69	32.56%
2010	1362.09	18.06%
2011	1268.05	-6.90%
2012	1303.59	2.80%
2013	1217.94	-6.57%
2014	990.33	-18.69%
2015 (through 10/6/15)	848.78	-14.29%

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The table below shows the estimated historical and historical performance of the Index from December 30, 2001 through October 6, 2015 in comparison with three traditional commodities indices: the S&P Goldman Sachs Commodity Index (GSCI®) Total Return (“S&P GSCI® Total Return”), Bloomberg Commodity Index Total ReturnSM (“BBG Total Return”) and Rogers International Commodity IndexSM Total Return (“Rogers Total Return”).

	Estimated Historical and Historical Results for the period from December 30, 2001 through October 6, 2015
	CMCI Total Return*	S&P GSCI® Total Return	BBG Total Return	Rogers Total Return
Total Return	166.81%	-3.85%	22.17%	83.54%
Annualized Return	7.39%	-0.28%	1.46%	4.51%

*	The data for the CMCI Total Return for the period prior to its inception in January 2007 is an estimation and is derived by using the index’s calculation methodology with historical prices.

Historical information presented is as of October 6, 2015 and is furnished as a matter of information only. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

The CMCI Total Return Index

The graph below illustrates the estimated historical and historical performance of the Index from December 30, 2001 through October 6, 2015 in comparison with three traditional commodities indices: the S&P GSCI® Total Return, BBG Total Return and the Rogers Total Return.

Disclaimer

BLOOMBERG AND UBS DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. BLOOMBERG AND UBS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). BLOOMBERG AND UBS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, BLOOMBERG AND UBS DISCLAIM ANY LIABILITY FOR ANY PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The CMCI Total Return Index

Commodity Futures Market

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearinghouses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearinghouse or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking-to-market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearinghouse and a brokerage firm which is a member of the clearinghouse. The clearinghouse guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Index has been comprised exclusively of futures contracts traded on regulated exchanges.

Valuation of the Securities

At Maturity, Call or upon Early Redemption

You will receive a cash payment at maturity, call or upon early redemption that is based on the return of the Index. The Securities are fully exposed to the downside performance risk of the Index from the Initial Trade Date to the Final Valuation Date or applicable Valuation Date, as the case may be, and a negative return on the Index will reduce your cash payment at maturity or upon early redemption. In order to receive a positive return on your Securities, the level of the Index must increase by an amount sufficient to offset the negative effect of the Fee Amount. You will lose some or all of your principal if the Index declines or does not increase by an amount sufficient to offset the negative effect of the Fee Amount.

At maturity, call or upon early redemption, you will receive a cash payment per $25 Stated Principal Amount of your Securities equal to the Redemption Amount, which is calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, and will equal:

($25.00 × Index Performance Ratio) – Fee Amount

For purposes of calculating the Redemption Amount at maturity, call or upon early redemption, the Index Performance Ratio will be determined as of the Final Valuation Date or applicable Valuation Date, as the case may be.

The Fee Amount accrues on a daily basis. The initial Fee Amount will be $0.9565 and beginning on and including the Initial Trade Date will increase each subsequent calendar date by an amount equal to: (0.55%/365) x $25.00 x Index Performance Ratio on that day. For the purpose of calculating the Fee Amount, the Index Performance Ratio on any day that is not a Trading Day will be the Index Performance Ratio as of the immediately preceding Trading Day.

The “Index Performance Ratio” will be calculated as follows:

Index Ending Level
Index Starting Level

where the “Index Starting Level” is 1,436.54, the closing level of the Index measured on April 1, 2008, and the “Index Ending Level” will equal the closing level of the Index on the applicable Trading Day.

For further information concerning the calculation of the payment at maturity or upon early redemption, see “Specific Terms of the Securities — Payment at Maturity or Upon Early Redemption” beginning on page S-39.

Prior to Maturity or Early Redemption

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, interest and yield rates in the market, supply and demand for the Securities, the volatility of the Index, the volatility of the prices of the constituent commodities, economic, financial, political, regulatory, judicial or other events that affect the level of the Index, the market prices of the constituent commodities included in the Index each month or markets generally, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-12 for a discussion of the factors that may influence the market value of the Securities prior to maturity, call or upon early redemption.

Valuation of the Securities

Indicative Value

An intraday “indicative value” meant to approximate the expected trading value of the Securities in a liquid market will be calculated by UBS or a successor and published under the Bloomberg symbol approximately every fifteen seconds (assuming the Index level has changed with such fifteen-second interval). The actual trading price of the Securities may vary significantly from their indicative value. Additionally, UBS or an affiliate expects to calculate and publish the closing indicative value of your Securities on each Trading Day at http://www.ubs.com/e-tracs. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time that is determined based on the following equation:

Indicative Value = Stated Principal Amount per Security × (Current Index Ending Level/Index Starting Level) — Current Fee Amount

where:

Stated Principal Amount per Security = $25;

Current Index Ending Level = The most recent published level of the Index as reported by Bloomberg;

Index Starting Level = 1,436.54, the closing level of Index on April 1, 2008; and

Current Fee Amount = The most recent daily calculation of the Fee Amount with respect to your Securities, determined as described above (which, during any Trading Day, will be the Fee Amount determined on the preceding calendar day).

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by UBS will not necessarily reflect the depth and liquidity of the futures contracts comprising the Index. For this reason and others, the actual trading price of the Securities may vary significantly from their indicative value.

The indicative value will be derived from sources deemed reliable, but UBS, Bloomberg and their suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the Securities. Neither UBS nor Bloomberg makes any warranty, express or implied, as to results to be obtained by UBS, UBS’s customers, holders of the Securities, or any other person or entity from the use of the indicative value or any data included therein. Neither UBS nor Bloomberg makes any express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

None of UBS, Bloomberg, their employees, subcontractors, agents, suppliers or vendors shall have any liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of UBS, Bloomberg, their employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Neither UBS nor Bloomberg is responsible for or has any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Neither UBS nor Bloomberg is responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of Index or information used by UBS and the resultant output thereof.

Valuation of the Securities

Bloomberg is not affiliated with UBS and does not approve, endorse, review or recommend UBS or the Securities.

As discussed in “Specific Terms of the Securities — Payment at Maturity or Upon Early Redemption” beginning on page S-39, you may, subject to certain restrictions, choose to exercise your right of early redemption prior to the Maturity Date on any Trading Day provided that the Trading Day is also a Business Day. You must redeem at least 50,000 Securities at one time in order to exercise your redemption right. If you elect to have UBS redeem your Securities, you will receive a cash payment equal to the Redemption Amount. The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium Term-Notes, Series B” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture dated as of June 12, 20015 between us and U.S. Bank Trust National Association, as trustee.

Please note that the information about the offering price and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

The Stated Principal Amount of the Securities is $25 per Security.

Payment at Maturity or Upon Early Redemption

At maturity or upon early redemption, you will receive a cash payment per $25 Stated Principal Amount of your Securities equal to the Redemption Amount, which is calculated on the Final Valuation Date or the applicable Valuation Date, as the case may be, and based on the percentage change in the level of the Index from the Initial Trade Date relative to such Valuation Date.

The “Redemption Amount” will equal:

($25.00 × Index Performance Ratio) – Fee Amount

For purposes of calculating the Redemption Amount at maturity or upon early redemption, the Index Performance Ratio will be determined as of the corresponding Final Valuation Date or Valuation Date, as the case may be. If the amount so calculated is equal to or less than zero, the payment at maturity will be zero.

Specific Terms of the Securities

The “Index Performance Ratio” will be calculated as follows:

Index Ending Level
Index Starting Level

The “Index Starting Level” is 1,436.54, the closing level of the Index measured on April 1, 2008.

The “Index Ending Level” will equal the closing level of the Index on the applicable Trading Day.

The “Fee Amount” accrues on a daily basis. The initial Fee Amount will be $0.9565 and beginning on and including the Initial Trade Date will increase each subsequent calendar date by an amount equal to: (0.55%/365) x $25.00 x Index Performance Ratio on that day. For the purpose of calculating the Fee Amount, the Index Performance Ratio on any day that is not a Trading Day is the Index Performance Ratio as of the immediately preceding Trading Day.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon an early redemption.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level on the Final Valuation Date or the applicable Valuation Date, as the case may be, is less than the Index Starting Level or if the Index level does not increase by an amount sufficient to offset the negative effect of the Fee Amount. In addition, the Fee Amount will be calculated and accumulated based on a daily Index level and therefore will depend on the daily fluctuations of the Index level. If the amount calculated above is equal to or less than zero, the payment at maturity, call or upon early redemption will be zero.

To receive at least your Stated Principal Amount at maturity or upon early redemption, the Index must increase by a certain amount to offset the reduction to the Redemption Amount caused by the Fee Amount.

Maturity Date

The “Maturity Date” is April 5, 2038, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the third Trading Day before April 5, 2038 does not qualify as the Final Valuation Date as determined in accordance with “— Final Valuation Date” below, then the Maturity Date will be the third Trading Day following the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. The Calculation Agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Final Valuation Date

We currently expect the “Final Valuation Date” to be March 31, 2038, unless the Calculation Agent determines that a market disruption event occurs or is continuing on that day. In that event, the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the Final Valuation Date for the Securities be postponed by more than five (5) Trading Days.

Specific Terms of the Securities

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you elect to have UBS redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 p.m. (New York City time) on any Trading Day. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 p.m. (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

Redemption Dates

The “Redemption Dates” will be the third Trading Day following a Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day that is a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is a Business Day. The Calculation Agent may postpone the applicable Valuation Date — and therefore the applicable Redemption Date — if a market disruption event occurs or is continuing on a day that would otherwise be the applicable Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Specific Terms of the Securities

Valuation Dates

For any early redemption, the applicable “Valuation Date” means the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures. In the event UBS exercises its Call Right (as defined below), the Valuation Date means the third Trading Day prior to the Call Settlement Date (as defined below). If the Calculation Agent determines that a market disruption event occurs or is continuing on a Valuation Date, the applicable Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the applicable Valuation Date for the Securities be postponed by more than five (5) Trading Days. The Final Valuation Date is March 31, 2038.

UBS’s Call Right

On any Trading Day on or after October 17, 2016 through and including the Maturity Date (any such day, the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than five (5) Trading Days prior to the Call Settlement Date specified by UBS in such notice. If UBS elects to redeem the Securities on the Call Settlement Date, the Holder will receive a cash payment equal to the Redemption Amount, which will be calculated on the applicable Valuation Date and paid on the Call Settlement Date. The Calculation Agent may postpone the applicable Valuation Date — and therefore the Call Settlement Date — if a market disruption event occurs and is continuing on a day that would otherwise be the applicable Valuation Date.

In the event we exercise our Call Right, references to payment upon early redemption also refer to payment upon our exercise of our call right. See “— Payment at Maturity or Upon Early Redemption.” beginning on page S-39. We discuss redemption in the attached prospectus under “Description of the Debt Securities We May Offer–Redemption and Payment.”

Market Disruption Event

The Calculation Agent will determine the Index Ending Level on the applicable Valuation Date or the Final Valuation Date, as the case may be. If the level of the Index has declined, you may lose some or all of your investment. If the level of the Index has increased, it must have increased by an amount sufficient to offset the Fee Amount in order to receive a positive return on your Securities. As described above, the applicable Valuation Date or the Final Valuation Date, as the case may be, may be postponed and thus the determination of the Index Ending Level may be postponed if the Calculation Agent determines that, on the applicable Valuation Date or the Final Valuation Date, as the case may be, a market disruption event has occurred or is continuing. Notwithstanding the occurrence of one or more of the events below, which may, in the Calculation Agent’s discretion, constitute a market disruption event, the Calculation Agent in its discretion may waive its right to postpone the determination of the Index Ending Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Ending Level on such date. If such a postponement occurs, the Calculation Agent will use the closing level of the Index on the first Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than five (5) Trading Days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the Calculation Agent. In such an event, the Calculation Agent

Specific Terms of the Securities

will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

➢	the absence or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the Index;

➢	the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price;

➢	the Index is not published;

➢	the settlement price is not published for any individual exchange-traded futures contract included in the Index;

➢

the occurrence of any event on any day or any number of consecutive days as determined by the Calculation Agent in its sole and reasonable discretion that affects our currency hedging (if any) with respect to U.S. dollars or the currency of any futures contract included in the Index; or

➢

in any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” on page S-47.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

➢	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Commodity.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to a basket or any Index Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term

Specific Terms of the Securities

notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two (2) Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five (5) Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two (2) Business Day objection period have not ended before the applicable Valuation Date or the Final Valuation Date, as the case may be, then the default amount will equal the Stated Principal Amount of the Securities.

Specific Terms of the Securities

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If the Index Administrator discontinues publication of the Index and it or any other person or entity publishes a substitute index that the Calculation Agent determines is comparable to the Index and approves as a successor index, then the Calculation Agent will determine the Index Performance Ratio, Index Ending Level and the amount payable at maturity or upon early redemption by reference to such successor index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the Calculation Agent will instead make the necessary determination by reference to a group of commodities and options or another index and will apply a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the exchange-traded futures contracts included in the Index or the method of calculating the Index has been changed at any time in any respect — and whether the change is made by the Index Administrator under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Commodities or is due to any other reason — that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the performance of the Index, the Index Ending Level or the amount payable at maturity or upon early redemption, then the Calculation Agent may make adjustments in the method of calculating the Index that it believes are appropriate to ensure that the Index Performance Ratio used to determine the amount payable on the Maturity Date or upon early redemption is equitable. All determinations and adjustments to be made by the Calculation Agent with respect to the performance of the Index, Index Ending Level, the amount payable at maturity or upon early redemption or otherwise relating to the level of the Index may be made by the Calculation Agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon early redemption will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Trading Day

Trading Day means a day on which (i) the value of the Index is published by Bloomberg or Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts comprising the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

Specific Terms of the Securities

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Maturity Date,” “— Redemption Date” and “— Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent for the Securities. We may change the Calculation Agent after the original issue date of the Securities without notice. The Calculation Agent will make all determinations regarding the value of the Securities at maturity or upon early redemption, market disruption events, Trading Days, the default amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Reissuances or Reopened Issues

We may at our sole discretion, “reopen” or reissue the Securities. We issued the Securities initially in an amount having the aggregate stated principal amount specified on the cover of this prospectus supplement. We may issue additional Securities in amounts that exceed such amount at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate stated principal amount of the outstanding Securities of the class. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in connection with entry into swap agreements or other transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on Index Commodities or the Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Commodities,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or commodities, or

➢	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the relevant Valuation Date or the Final Valuation Date. That step may involve sales or purchases of Index Commodities, listed or over-the-counter options or futures on Index Commodities or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index or other components of the commodities markets.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-12 for a discussion of these adverse effects.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements, and to the extent inconsistent replaces, the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a tax-exempt organization,

➢	a person subject to alternative minimum tax,

➢	a person that purchases or sells the Securities as part of a wash sale for tax purposes,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX

Material U.S. Federal Income Tax Consequences

CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid forward contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. The Internal Revenue Service (“IRS”) released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain. Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, exchange, redemption, or maturity of your Securities in

Material U.S. Federal Income Tax Consequences

an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, exchange, redemption, termination or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described under “U.S. Tax Considerations — Taxation of Debt Securities — Market Discount” and “U.S. Tax Considerations — Taxation of Debt Securities — Debt Securities Purchased at a Premium” in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

The IRS could also assert that you should be required to include the interest income that accrues on the hypothetical 91-day Treasury Bill portfolio in ordinary income either over the term of the Securities as it accrues or upon the exchange, redemption or maturity of the Securities. In addition, the IRS could assert that you should accrue an amount of interest income over the term of the Securities in excess of the amount that accrues on the hypothetical 91-day Treasury Bill portfolio.

It is also possible that the IRS could assert that you should be treated as if you owned the underlying components of the Index. Under such characterization, it is possible that Section 1256 of the Code could apply to your Securities (or a portion of your Securities). If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of your taxable year (i.e., recognize income as if the Securities or relevant portion of the Securities had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls or the Index is rebalanced. The amount of loss recognized in this case could be deferred on account of the “wash sale” rules of Section 1091 of the Code.

It is also possible that the IRS could assert that your Securities should be treated as giving rise to “collectibles” gain or loss to the extent such gain or loss is attributable to the portion of the Index that represents an investment in futures contracts with one or more precious or industrial metals as underlying assets and you hold your Securities for more than one year. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

In addition, the IRS could potentially assert that you should be required to treat amounts attributable to the Fee Amount as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax

Material U.S. Federal Income Tax Consequences

consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) some or all of the gain or loss that you recognize upon the exchange, redemption or maturity of your Securities should be treated as ordinary gain or loss or (ii) your Securities should be treated as a notional principal contract for tax purposes. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Medicare Tax. If you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you are subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) your “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income generally includes your net gains from the disposition of Securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare Tax to your net investment income in respect of your investment in the Securities.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or the sale, exchange, redemption or maturity of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or the sale, exchange, redemption or maturity of the Securities to be treated as a Reportable Transaction. You should consult your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Securities.

Backup Withholding and Information Reporting. Notwithstanding that we do not intend to treat the Securities as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “U.S. Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your Securities.

Non-United States Holders. If you are not a United States holder, you should not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments made on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA

Benefit Plan Investor Considerations

Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $37,500,000 aggregate principal amount of Securities (1,500,000 Securities) to UBS Securities LLC. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We expect to receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC and UBS Financial Services Inc. The Securities may be sold at a price that is higher or lower than the Stated Principal Amount. UBS Securities LLC and UBS Financial Services Inc. may charge normal commissions for the sale of the Securities and may also receive a portion of the Fee Amount in connection with future distributions.

Additional Securities may be offered and sold from time to time through UBS Securities LLC and UBS Financial Services Inc., as agents, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell additional Securities or the full aggregate principal amount of Securities set forth on the cover of this prospectus supplement. We may suspend or cease sales of the Securities at any time, at our discretion, or resume sales of the Securities, any of which could materially and adversely affect the trading price and liquidity of the Securities in the secondary market. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-47, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Fee Amount to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding any underwriting discount) from the public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No. 90274D390

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Valuation Date: [            ], 20[    ]* Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we repurchase your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Valuation Date and through the Trading Day subsequent to the Valuation Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[            ] Medium-Term Notes, Series B, Exchange Traded Access Securities due April 5, 2038, CUSIP No. 90274D390, redeemable for a cash amount based on the UBS Bloomberg Constant Maturity Commodity Index (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify]*, with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

By:

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to exercise the right to early redemption on any redemption date.)

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-7
Risk Factors	S-12
The CMCI Total Return Index	S-26
Valuation of the Securities	S-36
Specific Terms of the Securities	S-39
Use of Proceeds and Hedging	S-47
Material U.S. Federal Income Tax Consequences	S-48
Benefit Plan Investor Considerations	S-52
Supplemental Plan of Distribution	S-54
Conflicts of Interest	S-55
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

$100,000,000 ETRACS UBS

Bloomberg Constant

Maturity Commodity Index

(CMCI) Total Return ETN

Series B due April 5, 2038

Prospectus Supplement dated October 8, 2015

(To Prospectus dated June 12, 2015)

UBS Investment Bank